Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FIRST QUARTER 2012 RESULTS

Diluted Earnings Per Share Increased 42.9% to $0.10

Wholesale Sales Increased 6.5%

Funded Debt Decreased 22.5% or $6.3 Million to $21.5 Million

NELSONVILLE, Ohio, April 19, 2012 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2012.

First quarter 2012 net income increased $0.2 million to $0.7 million compared with $0.5 million in the first quarter of 2011 and diluted earnings per share increased 42.9% to $0.10 from $0.07 during the same period last year. First quarter net sales improved to $53.3 million versus net sales of $52.3 million a year ago.

David Sharp, President and Chief Executive Officer, commented, “We are pleased with our first quarter results as we continued to realize solid progress against our strategic initiatives. Our top-line performance was again driven by our wholesale division highlighted by gains in our work and western segments and the expansion of our fast growing commercial military business. New product introductions continue to fuel growth and are leading to additional distribution with both new and existing accounts. Sell-in during the first quarter included a rollout to all locations of one of our largest national accounts that included price concessions which had a temporary impact on gross margins. We were able to fully offset the decline through expense management and deliver a marked improvement in earnings compared to a year ago. This was especially true in our retail division where the profit contribution was up dramatically even on lower sales. We are encouraged by the current pace of our business and based on our fall order book we expect our sales momentum to carry through the remainder of the year.”

First Quarter Review

Wholesale sales for the first quarter increased 6.5% to $42.4 million compared to $39.8 million for the same period in 2011. Retail sales for the first quarter were $10.5 million compared to $11.7 million for the same period last year. Military segment sales for the first quarter were $0.4 million compared to $0.8 million in the same period in 2011. As a result, net sales for the first quarter increased 1.9% to $53.3 million compared to $52.3 million a year ago.

Gross margin in the first quarter of 2012 was $18.0 million, or 33.8% of sales compared to $19.3 million, or 36.8% for the same period last year. The decrease in gross margin was primarily driven by lower initial mark ups associated with the rollout to all locations of one of our largest national accounts.

Selling, general and administrative (SG&A) expenses decreased 8.2% to $16.7 million or 31.4% of net sales, for the first quarter of 2012 compared to $18.2 million, or 34.9% of net sales a year ago. The $1.5 million decrease is primarily due to lower compensation expense and operating costs of our retail business.

Income from operations was $1.3 million, or 2.4% of net sales, compared to $1.0 million, or 2.0% of net sales, in the prior year period.

Interest expense decreased to $0.1 million for the first quarter of 2012 versus $0.2 million due to lower borrowings versus the same period a year ago.

The Company’s funded debt decreased 22.5% or $6.3 million to $21.5 million at March 31, 2012 versus $27.8 million at March 31, 2011.

Inventory increased 4.0% to $64.1 million at March 31, 2012 compared with $61.7 million on the same date a year ago. The increase in inventory was the result of an increase in cost per unit partially offset by a decrease in units of footwear.

Conference Call Information

The Company’s conference call to review first quarter fiscal 2012 results will be broadcast live over the internet today, Thursday, April 19, 2012 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Michelin® and Mossy Oak®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future sales (paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2011 (filed February 28, 2012). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2011	March 31, 2012	March 31, 2011
	Unaudited	Audited	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,424,864	$3,650,291	$2,230,661
Trade receivables – net	38,587,112	45,008,793	37,459,868
Other receivables	783,349	946,686	1,010,981
Inventories	64,113,346	65,019,048	61,654,840
Income tax receivable	947,575	1,164,664	260,555
Deferred income taxes	1,154,040	1,154,040	1,218,101
Prepaid expenses	2,842,105	2,561,941	3,033,002
Total current assets	110,852,391	119,505,463	106,868,008
FIXED ASSETS – net	24,572,535	23,557,102	22,631,554
IDENTIFIED INTANGIBLES	30,498,545	30,493,107	30,512,025
OTHER ASSETS	468,692	510,293	1,548,308
TOTAL ASSETS	$166,392,163	$174,065,965	$161,559,895
LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$12,643,640	$5,696,363	$10,368,817
Current maturities – long term debt	-	-	463,749
Accrued expenses:
Taxes - other	481,847	609,992	554,680
Other	2,775,396	4,624,167	4,467,278
Total current liabilities	15,900,883	10,930,522	15,854,524
LONG TERM DEBT – less current maturities	21,512,650	35,000,000	27,300,087
DEFERRED INCOME TAXES	10,987,395	10,987,395	9,374,685
DEFERRED LIABILITIES	488,437	488,437	2,917,934
TOTAL LIABILITIES	48,889,365	57,406,354	55,447,230
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2012 - 7,503,568; December 31, 2011 - 7,489,995; March 31, 2011 - 7,489,995	69,694,770	69,572,270	69,546,028
Accumulated other comprehensive loss	-	-	(2,755,425)
Retained earnings	47,808,028	47,087,341	39,322,062
Total shareholders' equity	117,502,798	116,659,611	106,112,665
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$166,392,163	$174,065,965	$161,559,895

 Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2012	2011
	Unaudited	Unaudited

NET SALES	$53,325,918	$52,306,275

COST OF GOODS SOLD	35,303,837	33,040,330

GROSS MARGIN	18,022,081	19,265,945

OPERATING EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	16,742,058	18,229,351

INCOME FROM OPERATIONS	1,280,023	1,036,594

OTHER INCOME AND (EXPENSES):
Interest expense	(144,347)	(215,532)
Other – net	(8,989)	12,554
Total other - net	(153,336)	(202,978)

INCOME BEFORE INCOME TAXES	1,126,687	833,616

INCOME TAX EXPENSE	406,000	292,000

NET INCOME	$720,687	$541,616

INCOME PER SHARE
Basic	$0.10	$0.07
Diluted	$0.10	$0.07

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,503,270	7,476,448
Diluted	7,503,270	7,478,611